                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


                    The Board of Directors and Stockholders
                           Liberty Media Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tele-Communications, Inc. of our report, dated March 18, 1994, relating to the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media Corporation and subsidiaries for the year ended December 31, 1993, which report appears in the December 31, 1995 Annual Report on Form 10-K of Tele-Communications, Inc. Our report refers to a change in the method of accounting for income taxes.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
November 8, 1996